EXHIBIT 4.1
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         DATED                                         APRIL 17, 2003
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                            CARNIVAL CORPORATION DEED

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                            CARNIVAL CORPORATION DEED

THIS DEED IS MADE on April 17, 2003 by Carnival Corporation ("CARNIVAL") and P&O Princess for the benefit of the P&O Princess Shareholders.

BACKGROUND

Carnival has agreed with P&O Princess to enter into this Deed in respect of certain obligations of Carnival to effect the Mandatory Exchange under the P&O Princess Articles of Association.

THIS DEED WITNESSES as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         In this Deed:

         "BUSINESS DAY" has the meaning given in the Equalization and Governance Agreement;

         "CARNIVAL COMMON STOCK" means the issued and outstanding common stock, par value US $0.01 per share, of Carnival from time to time, as the same may be sub-divided or consolidated from time to time and any capital stock into which such common stock may be reclassified, converted or otherwise changed;

         "COMPLETION" has the meaning given to it in the Equalization and Governance Agreement;

         "EQUALIZATION AND GOVERNANCE AGREEMENT" means the Agreement headed "Equalization and Governance Agreement" entered into between P&O Princess and Carnival as of the date of this Deed;

         "EXCHANGE NOTICE" has the meaning given in the P&O Princess Articles of Association;

         "GROUP" means, in relation to Carnival or P&O Princess, such company and its Subsidiaries from time to time;

         "IMPLEMENTATION AGREEMENT" means the agreement headed "Offer and Implementation Agreement" entered into between P&O Princess and Carnival as of 8 January 2003;

         "MANDATORY EXCHANGE" has the meaning given to it in the P&O Princess Articles;

         "P&O PRINCESS" means P&O Princess Cruises plc, whose registered office at the date of this Deed is 77 New Oxford Street, London, WC1A lPP, United Kingdom;

         "P&O PRINCESS ARTICLES OF ASSOCIATION" means the Articles of Association of P&O Princess which will be in effect immediately following Completion;


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         "P&O PRINCESS ORDINARY SHARES" has the meaning given to it in the P&O
         Princess Articles;

         "P&O PRINCESS SHAREHOLDERS" means those persons from time to time being registered as holders of P&O Princess Ordinary Shares;

         "PERSON" includes an individual, company, corporation, firm, partnership, joint venture, association, trust, state or agency of a state (in each case, whether or not having a separate legal personality); and

         "SUBSIDIARY" means, with respect to Carnival or P&O Princess, any entity, whether incorporated or unincorporated, in which such company owns, directly or indirectly, a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the directors or other persons performing similar functions, or the management and policies of which such company otherwise has the power to direct.

1.2      INTERPRETATION

         Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

         (A)      The singular includes the plural and conversely.

         (B)      One gender includes all genders.

         (C) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

         (D)      A reference to a Clause is to a Clause of this Deed.

         (E) A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Deed.

         (F) A reference to any legislation (including any listing rules of a stock exchange or voluntary codes) or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

         (G) Mentioning anything after include, includes, or including does not limit what else might be included. Where particular words are following by general words, the general words are not limited by the particular.

         (H) Reference to a body other than Carnival or P&O Princess (including any government agency), whether statutory or not:

                  (i)      which ceases to exist; or

                  (ii) whose powers or functions are transferred to another body,

                  is a reference to the body which replaces it or which substantially succeeds to its powers or functions.


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         (I)      All references to time are to the local time in the place
                  where the relevant obligation is to be performed (or right exercised).

2.       EFFECT OF THIS DEED

         This Deed shall take effect for the benefit of the P&O Princess Shareholders, and it is intended that each P&O Princess Shareholder shall be entitled to benefit from the terms of this Deed pursuant to the terms of the Contracts (Rights of Third Parties) Act 2001, save that the parties hereto shall be entitled to make any variation or rescission of its terms, in accordance with its terms, without the consent of any P&O Princess Shareholder or of any third party.

3.       AGREEMENT AND UNDERTAKING

         Carnival agrees and irrevocably undertakes, as a continuing obligation, to P&O Princess, that in the event that an Exchange Notice is issued pursuant to the P&O Princess Articles of Association, Carnival shall, on the date specified in the Exchange Notice, issue such number of fully paid and non-assessable shares of Carnival Common Stock to each P&O Princess Shareholder as shall be required to effect the Mandatory Exchange in accordance with the provisions of the P&O Princess Articles of Association. Carnival further agrees with P&O Princess that there shall be no entitlement to receive fractional interests in Carnival Common Stock issued by it and that, in lieu of such fractional interests, P&O Princess Shareholders shall receive from Carnival an amount in cash in accordance with the P&O Princess Articles of Association.

4.       TERMINATION

4.1 This Deed shall automatically terminate if, and with effect from the same time as:

         (A) the Equalization and Governance Agreement terminates or otherwise ceases to have effect;

         (B)      completion of the Mandatory Exchange;

         (C) a resolution is passed or an order is made for the liquidation of the whole or substantially the whole of P&O Princess; or

         (D) the Mandatory Exchange provisions set out in the P&O Princess Articles of Association are properly deleted from the P&O Princess Articles of Association.

5.       NOTICES

5.1 Any notice to or demand upon Carnival under this Deed shall be in writing addressed to it at its principal place of business in the U.S.A. for the time being (marked for the attention of the Chief Financial Officer, with a copy sent to the General Counsel and Secretary) and shall be effective when delivered to that principal place of business.

5.2 Any notice to or demand upon P&O Princess under this Deed shall be in writing addressed to it at its principal place of business in the U.S.A. for the time being (marked for the attention of the Chief Financial Officer, with a copy sent to the General Counsel and Secretary) and shall be effective when delivered to that principal place of business.


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5.3      The original counterparts of this Deed and of any related supplemental deed shall be kept at, respectively, the principal place of business in the U.S.A. for the time being of Carnival and the principal place of business in the U.S.A. for the time being of P&O Princess and shall be available for inspection there on reasonable notice during the normal business hours of that office.

6.       GENERAL

6.1      PROHIBITION AND ENFORCEABILITY

         Any provision of, or the application of any provision of, this Deed which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

6.2      FURTHER ASSURANCES

         Carnival and P&O Princess shall take all steps, execute all documents and do everything reasonably required to give effect to its obligations contemplated by this Deed.

6.3      NO ASSIGNMENT

         Neither Carnival nor P&O Princess may assign any of their obligations under this Deed, in whole or in part.

6.4      COUNTERPARTS

         This Deed may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one and the same instrument.

7.       LAW AND JURISDICTION

7.1 This Deed shall be governed by and construed in accordance with the laws of the Isle of Man.

7.2 Any legal action or proceeding arising out of or in connection with this Deed shall be brought exclusively in the courts of England.

7.3 Carnival and P&O Princess irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.


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IN WITNESS WHEREOF

Executed as a deed by                     )
CARNIVAL CORPORATION                      )
by duly authorised officers               )



/s/ Howard S. Frank
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Name:    Howard S. Frank
Title:   Vice-Chairman and
           Chief Operating Officer



/s/ ARNALDO PEREZ
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Name:    Arnaldo Perez
Title:   Senior Vice-President, General
           Counsel and Secretary



EXECUTED as a DEED by                     )
P&O PRINCESS CRUISES PLC                  )
acting by two directors / a director and  )
secretary                                 )



/s/ PETER RATCLIFFE
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Name: Peter Ratcliffe
Title: Chief Executive Officer



/s/ N. LUFF
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Name: Nicholas Luff
Title: Chief Financial Officer


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